Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Joseph M. Solomon
President and Chief Executive Officer
(410) 866-4500

FAIRMOUNT BANCORP, INC. AND FAIRMOUNT BANK RECEIVE APPROVAL

TO COMPLETE CONVERSION AND OFFERING

Baltimore, Maryland – May 28, 2010 – Fairmount Bancorp, Inc. has received conditional regulatory approval to complete the mutual-to-stock conversion of Fairmount Bank and Fairmount Bancorp, Inc.’s related stock offering. In addition, at a special meeting held on May 20, 2010, the depositors of Fairmount Bank approved the plan of conversion.

Shares of common stock were sold to depositors of Fairmount Bank and to other investors in subscription and community offerings. A total of 444,038 shares of common stock were sold at a purchase price of $10.00 per share, including 35,523 shares of common stock sold to the Fairmount Bancorp, Inc. employee stock ownership plan.

The conversion and offering are expected to be consummated on June 2, 2010, subject to the satisfaction of customary closing conditions. Stock certificates for shares of common stock purchased in the subscription and community offerings are expected to be mailed to investors on or about June 2, 2010. The shares of common stock are expected to begin trading on the OTC Bulletin Board under the trading symbol “FMTB” on June 3, 2010. As a result of the conversion and offering, Fairmount Bancorp, Inc. will become the parent holding company of Fairmount Bank and will be wholly owned by public stockholders.

Stifel, Nicolaus & Company, Incorporated served as conversion advisor and selling agent with respect to the offering. The Washington D.C. law firm of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P. served as special counsel in connection with the conversion and offering. Kilpatrick & Stockton LLP, Washington, DC, served as special counsel to Stifel, Nicolaus & Company, Incorporated in connection with the conversion and offering.

Fairmount Bank is a federally chartered savings bank located in the Rosedale area of Baltimore County, Maryland that was originally founded in 1879. Fairmount Bank has operated as a community-oriented institution by offering a variety of loan and deposit products and serving the other financial needs of its local community.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Fairmount Bancorp, Inc. and Fairmount Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Fairmount Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Fairmount Bancorp, Inc.’s and Fairmount Bank’s operations.